Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) to be filed on or about August 6, 2013 and related Prospectus of Spectrum Pharmaceuticals, Inc. and Subsidiaries for the registration of an aggregate of 3,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2013, with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Spectrum Pharmaceuticals, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

August 6, 2013